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                     July 3, 2023

       Oded Shein
       Chief Financial Officer
       Shift Technologies, Inc.
       290 Division Street, Suite 400
       San Francisco, California 94103

                                                        Re: Shift Technologies,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 1-38839

       Dear Oded Shein:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services